Exhibit 99.1

PHI Group Cooperates with Philippine Company to Finance and Mine $6.7 Billion Worth of Gold and Copper Resources

* PHI Group’s Subsidiary American Pacific Resources, Inc. to share 30% profit from this cooperation program

New York, February 23, 2022 (GLOBE NEWSWIRE) — PHI Group, Inc. (www.phiglobal.com, PHIL), a diversified holding company currently engaged in PHILUX Global Funds (a group of Luxembourg bank funds), the Asia Diamond Exchange project (“ADE”) in Vietnam, mergers and acquisitions and investing in special situations (www.co2-1-0.io), is pleased to announce that the Company has signed a Business Cooperation Agreement with Siennalyn Gold Mining Corporation, a Philippine company, to cooperate with each other to finance, develop, mine and process the mineral assets under the Mineral Production Sharing Agreement (MPSA) granted by the Philippine Government through the Department of Environment and Natural Resources (DENR) – Mines and Geosciences Bureau (MGB) which covers 4,116 hectares contract area situated in the Municipalities of RT Lim, Ipil and Tinay of the Province of Zamboanga Sibugay, Republic of Philippines.

The Mineral Resource Estimates under the afore-mentioned MPSA are as follows:

Gold

It has been delineated and estimated that approximately 500,000 ounces of gold deposits exist in the SGMC MPSA area, particularly in the Sto. Rosario prospect and Nanao prospect of the area.

Copper

Based on the Technical Report (NI-43-101) prepared by Geologist Gregorio S. Hutalle, Jr., the mineral resource for copper is as follows:

Mineral Resource Classification	Tonnage	Ave. Grade, % Cu	Cut-off, % Cu
Inferred	38,903,916	1.79	0.01
Indicated	13,007,880	0.56	0.06
Measured	18,295,024	0.50	0.10
Total Indicated + Measured	31,302,904	0.52
OVERALL TOTAL	70,206,820	1.22

Commodity	Estimated Geological Resource	Unit Amount	Gross Value (USD)
Copper	854,000 tons	4,641 USD per metric ton	3,963,414,000
Gold Equivalent from Copper	1,530,500 ounces	1,323 USD per troy ounce	2,024,851,500
Gold	500,000 ounces	1,323 USD per troy ounce	661,500,000
OVERALL TOTAL			6,649,765,500

Notes:

1. Copper Geological Resource is based on TVI drilling results.

2. Gold Equivalent is 0.68-gram Au per ton of the 70,000,000 tons copper ore.

3. Gold Geological Resource is based on PPEPI drilling results.

According to the Business Cooperation Agreement, PHI Group, Inc. will be responsible for arranging up to one billion U.S. dollars for SGMC to execute its business plan and assist SGMC to develop, mine and process the mineral assets under the MPSA grant. The actual amount of financing, terms and conditions shall be reasonable and acceptable to SGMC and will be negotiated and agreed by SGMC and the financier prior to execution.

PHI Group, Inc. will provide assistance to SGMC in the execution of its business plan, including but not limited to corporate governance, financial, technical and other pertinent matters as needed and will assist SGMC in its future listing on an international stock exchange such as New York Stock Exchange or the Nasdaq Stock Markets.

American Pacific Resources, Inc., a wholly-owned subsidiary of PHI Group, Inc. will be entitled to thirty percent (30%) profit sharing in SGMC for a period of twenty-five years or based on the lifespan of the MPSA, upon the success of the financing arrangement mentioned herein.

This Business Cooperation Agreement will be effective for a period of one year from the date of signing and may be extended in writing by both parties.

Henry Fahman, Chairman and CEO of PHI Group, Inc., stated: “We are delighted to cooperate with SGMC and have found a suitable financier for this program. We believe by assisting SGMC we will be able to create very significant value for American Pacific Resources and make the special dividend from this subsidiary meaningful for our long-term shareholders.”

About PHI Group, Inc.

PHI Group (www.phiglobal.com, PHIL) primarily focuses on advancing PHILUX Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) and building the Asia Diamond Exchange (“ADE”) in Vietnam. The Company also engages in mergers and acquisitions and invests in select industries and special situations (www.co2-1-0.io) that may substantially enhance shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

PHI Group, Inc.
Tel: +1-714-793-9227
Email: info@phiglobal.com